Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-293641

Prospectus Addendum to

the Prospectus dated April 8, 2026

DEPOSITARY SHARES
EACH REPRESENTING 1/1,000TH OF A SHARE OF

6.625% NON-CUMULATIVE PREFERRED STOCK, SERIES Q

You should read the accompanying prospectus supplement, which gives the specific terms of the offered depositary shares, together with the accompanying prospectus dated April 8, 2026 of Morgan Stanley. When you read the prospectus supplement with the specific terms of the offered depositary shares, please note that all references in the prospectus supplement to the prospectus dated April 12, 2024, or to any sections of that document, should refer instead to the accompanying prospectus dated April 8, 2026, or to the corresponding section of the accompanying prospectus.

The accompanying prospectus dated April 8, 2026 supersedes the prospectus dated April 12, 2024.

Morgan Stanley & Co. LLC will, and other affiliates of Morgan Stanley may, use this prospectus addendum in connection with offers and sales of the depositary shares in market-making transactions.

The depositary shares are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

April 8, 2026